Exhibit (a)(1)(vii)

International Game Technology Announces Exchange Offer for Zero-Coupon Convertible Debentures due January 29, 2033

RENO, Nev., Feb. 8, 2006 /PRNewswire-FirstCall/—International Game Technology (NYSE: IGT) announced today that it has commenced an exchange offer under which IGT is offering to exchange up to $969,712,000 in aggregate principal amount at maturity of new Zero-Coupon Convertible Debentures due January 29, 2033 for an equal aggregate principal amount at maturity of its currently outstanding Zero-Coupon Convertible Debentures due January 29, 2033. The exchange offer is being made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. The new debentures will have substantially similar terms to the old debentures, except that the new debentures will include a net share settlement feature. Holders that tender the old debentures will receive a cash exchange fee in an amount equal to $1.56 per debenture, which represents 0.25% of the accreted value of each old debenture as of March 9, 2006, which is the anticipated expiration date of the exchange offer.

The net share settlement feature will allow us to satisfy our obligation due upon conversion to holders of the new debentures in cash for the accreted principal amount of the conversion obligation and in common shares for any conversion obligation in excess of the accreted principal amount. To the extent we experience conversions of the new debentures, this net share settlement modification will enable us to reduce the share dilution associated with conversion of the new debentures.

IGT will account for the new debentures under the "treasury stock equivalent" method for calculating diluted earnings per share. Under this method, IGT's diluted shares outstanding will reflect only shares issuable to settle the conversion obligation. IGT currently uses the "if converted" method which requires all of the shares underlying the debentures to be included in the diluted share count.

The exchange offer will expire at 5:00 p.m. New York City time on March 9, 2006, unless extended or earlier terminated by IGT. The Company urges investors and security holders to read its exchange offer materials, including the offering memorandum, Schedule TO and related materials filed with the Securities and Exchange Commission, because they contain important information about the exchange offer. Investors and security holders may obtain the offering memorandum and related materials through the information agent for the exchange offer, at:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers call (212) 269-5550 (collect)
All others call toll-free (800) 714-3312

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any of IGT's common shares, the old debentures or new debentures.

Statements in this release which are not historical facts, including statements regarding the timing of the exchange offer and the accounting treatment of the existing debentures and the new debentures, are "forward-looking" statements under the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. There can be no assurance that IGT will complete the exchange offer on the anticipated terms or at all. The Company's ability to complete the exchange offer will depend, among other things, on market conditions. In addition, the inclusion or exclusion of shares issuable upon conversion of the existing debentures and the new debentures from fully diluted shares is based on current accounting guidance, which could change in the future. IGT's ability to complete the exchange offer and its business are subject to risks described in its filings with the Securities and Exchange Commission. IGT does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.